Exhibit 99.1

Investors:	Valerie Haertel	Media:	Lowell Weiner
	(201) 269-5781		(201) 269-6986
	valerie_haertel@medco.com		lowell_weiner@medco.com
Medco Announces Update on Status of Agreement with MemberHealth, LLC
FRANKLIN LAKES, N.J., Jan. 3, 2011 — Medco Health Solutions, Inc. (NYSE: MHS) today reported that it has received notice of termination, effective December 31, 2011, of its Medicare Part D prescription benefits management agreement with MemberHealth, LLC, a subsidiary of Universal American. Pursuant to the agreement, Medco provides pharmacy benefit management services to beneficiaries of various Medicare plans that are under contract with the Centers for Medicare and Medicaid Services. The notice of termination followed as a result of the announcement of the acquisition of Universal American’s Medicare Part D business by CVS-Caremark Corporation.
Due to the December 31, 2011 termination date, the termination of this contract will not have an impact on Medco’s 2011 financial results. In addition, the impact to Medco’s 2012 earnings will not be material as this business is very heavily weighted toward particularly low-margin dual-eligible business.
About Medco
Medco Health Solutions, Inc. (NYSE: MHS) is pioneering the world’s most advanced pharmacy® and its clinical research and innovations are part of Medco making medicine smarter™ for approximately 65 million members.
With over 20,000 employees dedicated to improving patient health and reducing costs for a wide range of public and private sector clients, and 2009 revenue of nearly $60 billion, Medco ranks 35th on the Fortune 500 list and is named among the world’s most innovative, most admired and most trustworthy companies.
For more information, go to http://www.medcohealth.com.
This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the pharmacy benefit management (“PBM”) and specialty pharmacy industries, and other legal, regulatory and economic developments. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance” and similar expressions to identify these forward-looking statements. Medco’s actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors. You should carefully consider the risks and uncertainties that affect our business described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the Securities and Exchange Commission.